Exhibit 99.1

Zynerba Provides Clinical Update for Lead Development

Candidates — ZYN001 and ZYN002

Phase 1 clinical trial for ZYN001 is expected to begin in 1H17

Topline results for three Phase 2 clinical trials for ZYN002 are on track for 1H17

DEVON, Pa., October 17, 2016 — Zynerba Pharmaceuticals, Inc. (NASDAQ:ZYNE), a clinical-stage specialty pharmaceutical company dedicated to the development of innovative transdermal synthetic cannabinoid treatments, today provided a development update for ZYN001 and ZYN002.

Zynerba and its development partner, LTS LOHMANN Therapie-Systeme AG (LTS), a market leader in transdermal therapeutic solutions, are working together to optimize the formulation of ZYN001 into a state of the art drug-adhesive matrix transdermal patch. ZYN001 is a patent-protected pro-drug of THC being developed for the treatment of fibromyalgia and peripheral neuropathic pain. Based on the additional optimization work in progress, Zynerba now expects to begin Phase 1 clinical trials for ZYN001 in the first half of 2017 and Phase 2 clinical trials are now planned to begin during the second half of 2017.

Three Phase 2 clinical trials with ZYN002, the first and only synthetic CBD that is formulated as a patent-protected permeation-enhanced gel, remain on track to report topline results in the first half of 2017. Two Phase 2 clinical trials are ongoing for ZYN002, in adults with refractory epilepsy and in knee pain associated with osteoarthritis. Phase 2 clinical trials in patients with Fragile X Syndrome (FXS) are on track to begin before the end of 2016.

“We are thrilled with the progress made in our development compounds — ZYN002 and ZYN001. Additionally, we are excited with the tremendous progress made by LTS in transforming ZYN001 into an optimized transdermal patch that balances efficacy with patient convenience,” said Armando Anido, Chairman and CEO. “We have completed the development of several prototypes which are smaller and more patient-friendly than our original design and believe that it is appropriate to move to this state of the art patch technology prior to initiating clinical development.”

About Zynerba Pharmaceuticals, Inc.

Zynerba Pharmaceuticals (NASDAQ:ZYNE) is a clinical-stage specialty pharmaceutical company focused on developing and commercializing proprietary next-generation synthetic cannabinoid therapeutics formulated for transdermal delivery. Zynerba is developing therapeutic candidates based on proprietary transdermal technologies that, if successfully developed, may allow sustained, consistent and controlled delivery of therapeutic levels of two cannabinoids: cannabidiol (CBD), a non-psychoactive cannabinoid, and tetrahydrocannabinol (THC). Transdermal delivery has the potential to reduce adverse effects associated with oral dosing. ZYN002, the Company’s CBD gel, is the first and only synthetic CBD formulated as a patent protected permeation-enhanced gel. In June 2016, the company initiated the Phase 2 STAR 1 (Synthetic Transdermal Cannabidiol for the Treatment of Epilepsy) clinical trial of ZYN002 CBD gel in refractory epilepsy patients with focal seizures. In August 2016, the Phase 2 STOP (Synthetic Transdermal Cannabidiol for the Treatment of Knee Pain due to Osteoarthritis) clinical trial in patients with knee pain due to OA was initiated. A Phase 2 clinical trial in Fragile X syndrome (FXS) is expected to initiate in the second half of 2016. Zynerba is also developing ZYN001, which utilizes a synthetically manufactured pro-drug of THC. A Phase 1 clinical trial for ZYN001 is planned to begin in the first half of 2017. Learn more at www.zynerba.com and follow the Company on Twitter at @ZynerbaPharma.

Cautionary Note on Forward-Looking Statements

This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. We may, in some cases, use terms such as “predicts,” “believes,” “potential,” “proposed,” “continue,” “estimates,” “anticipates,” “expects,” “plans,” “intends,” “may,” “could,” “might,” “will,” “should” or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. Such statements are subject to numerous important factors, risks and uncertainties that may cause actual events or results to differ materially from the Company’s current expectations. For example, there can be no guarantee that the Company will obtain approval for ZYN002 or ZYN001 from the U.S. Food and Drug Administration (FDA) or foreign regulatory authorities; even if ZYN002 or ZYN001 are approved, the Company may not be able to obtain the label claims that it is seeking from the FDA. Management’s expectations and, therefore, any forward-looking statements in this press release could also be affected by risks and uncertainties relating to a number of other factors, including the following: the success, cost and timing of the Company’s product development activities, studies and clinical trials; the success of competing products that are or become available; the Company’s ability to commercialize its product candidates; the size and growth potential of the markets for the Company’s product candidates, and the Company’s ability to service those markets; the Company’s ability to develop sales and marketing capabilities, whether alone or with potential future collaborators; the rate and degree of market acceptance of the Company’s product candidates; and the Company’s expectations regarding its ability to obtain and adequately maintain sufficient intellectual property protection for its product candidates. These and other risks are described in the Company’s periodic reports, including the annual report on Form 10K, quarterly reports on Form 10Q and current reports on Form 8-K, filed with or furnished to the Securities and Exchange Commission and available at www.sec.gov. Any forward-looking statements that the Company makes in this press release speak only as of the date of this press release. The Company assumes no obligation to update forward-looking statements whether as a result of new information, future events or otherwise, after the date of this press release.

Investor Contacts

Jim Fickenscher, CFO and VP, Corporate Development

Zynerba Pharmaceuticals

484.581.7483

Fickenscherj@zynerba.com

Kimberly Minarovich

Argot Partners

212.600.1902

kimberly@argotpartners.com

Media Contact

Eliza Schleifstein

Argot Partners

973.361.1546

eliza@argotpartners.com